UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014 (July 28, 2014)

TENNECO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On July 28, 2014, Tenneco Inc. announced its second quarter 2014 results of operations.  Exhibit 99.1 to this Current Report on Form 8-K presents the company’s press release, including the company’s consolidated statements of income, balance sheets and statements of cash flows for the periods ended June 30, 2013 and 2014, as released by the company on July 28, 2014, and such Exhibit is incorporated herein by reference.  Exhibit 99.1 also includes information regarding the company’s scheduled conference call to discuss the company’s results of operations for the second quarter 2014, as well as other matters that may impact the company’s outlook.

Item 8.01	Other Events

The company also announced that it expects to launch a voluntary program offering to buy out former employees vested in the U.S. pension plan during the third quarter.  The company expects to complete the process in the fourth quarter and take a charge at that time.  The cash payments to those former employees who elect to take the buyout will be made from the pension plan assets.  Therefore, it will not impact the company’s cash flow.  The company will not be able to determine the amount of the fourth quarter charge until the buyout offer ends.  The average participation rate in similar situations has been approximately 50 percent.  At that participation level, the company would expect to incur a non-cash charge of approximately $17 million during the fourth quarter.

Item 9.01	Financial Statements and Exhibits
Exhibit No.	Description

99.1	Press release issued July 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date:	July 28, 2014	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel
and Corporate Secretary